Exhibit 99.3

LETTER OF CONSENT TO ACT A DIRECTOR

To:	RANMARINE TECHNOLOGY B.V.
Galileïstraat 15, 3029AL Rotterdam, The Netherlands Telephone: +31 6 16952175

Date:	August 1, 2023

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of the Company and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately prior to the listing of the Company’s American Depositary Shares on the Nasdaq Capital Market, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Samuel Howe
Name:	Samuel Howe